Exhibit 5.1
[Holland & Knight Letterhead]
March 2, 2006
The Board of Directors
Argon ST, Inc.
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22030
     Re:      Form S-8 Registration Statement for Argon ST, Inc. 2002 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to Argon ST, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended, 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are issuable pursuant to the exercise of options and other awards granted under the Argon ST, Inc. 2002 Stock Incentive Plan (the “Plan). In that capacity, we have examined the certificate of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as we have deemed necessary for the issuance of this opinion.
     Based upon such examination, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the applicable provisions of the Plan, and (iii) the Shares have been issued in accordance with the applicable terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.
Very truly yours,
Holland & Knight LLP